THIS AGREEMENT dated for reference the  1st     day of   May, 1998

BETWEEN:

LAXARCO HOLDING LIMITED, a Company incorporated pursuant to the laws of the Republic of Cyprus and having a mailing address at Office 302, Sofouli 2, P.O. Box 2545, Nicosia, Cyprus

                                   OF THE FIRST PART

               (herein referred to as "Assignor")


AND:
CARBON RESOURCES LIMITED, a Company incorporated pursuant to the laws of the Republic of Cyprus and having a mailing address at Office 302, Soufouli 2, P.O. Box 2545, Nicosia Cyprus

                                   OF THE SECOND
PART

               (herein referred to as "Assignee")

WHEREAS:

Assignor is the holder of certain patents (the "patents") for the conversion of Hydrocarbons assisted by gliding electric arcs in the presence of water vapor and/or carbon dioxide which is found in the French patent application, National Registration No. 9700364 filed January 13, 1997 and further filed in the U.S. and omnibus international PCT application appended hereto as Schedule A; and

Assignor has executed a Heads of Agreement (the "Heads of Agreement") between the N.D. Zelinsky Institute whereby Assignor has been granted an exclusive license to proprietary Fischer-Tropsch technology including chain limiting catalysts appended hereto as Schedule B; and

Assignor wishes to assign to Carbon the rights to the Patents and the Heads of Agreement subject to the fulfilment by Carbon of the terms and conditions as defined in this Agreement.

NOW THEREFOR THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

1.0  DEFINITIONS

For all purposes of the Agreement:

"Assignor" means Laxarco Holding Limited

"Assignee" means Carbon Resources Limited

"Shareholder Approval" means the requisite shareholder approvals required by each of the parties to this agreement.

"Patents" means the entire right, title and interest and in all foreign countries, including all rights to claim priority, in and to any and all improvements which are disclosed in the invention entitled:
"CONVERSION OF HYDROCARBONS ASSISTED BY GLIDING
ELECTRIC ARCS IN THE PRESENCE OF WATER VAPOR AND/OR
CARBON DIOXIDE" and which is found in the French patent application, National Registration No. 9700364, filed January 13, 1997 appended hereto as Schedule A, and any legal equivalent thereof in the U.S. or any other country, including the right to claim priority in and to, all Letters of Patent to be obtained for said invention by the above application or any continuation, division, renewal, or substitute thereof, and as to letters patent any reissue or re-examination thereof.

"Heads of Agreement" means that particular agreement executed by and between Assignor and N.D Zelinsky Institute, as appended hereto in Schedule B, granting Assignor the exclusive license to the proprietary Fischer-Tropsch technology including chain limiting catalysts and any continuation, division, renewal or substitute thereof, and as to any reissued or re-examination thereof.

"Technology" means the technology as defined by the Patents and Heads of Agreement.

"Closing" means the date that this agreement is approved by the shareholders of the parties and is executed by the parties hereto.

In this Agreement, except as otherwise expressly provided:

"Agreement" means this agreement, including the preamble and the schedules hereto, as it may from time to time be supplemented or amended in effect.

all references in this Agreement to a designated "Section" or other subdivision or to a schedule is to the designated Section or other subdivision of, or Schedule to, this Agreement.

the words "herein", "hereof and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule.

the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word "or" is not exclusive and the word "including" is not limiting, whether or not non-limiting language, such as "without limitation" or "but not limited" to words of similar import, is used with reference thereto.

any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principals applicable to Cyprus.

any reference to a statute includes and is a reference to that statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superceding that statute or regulations.

where any representation or warranty is made "to the knowledge of" any Person, such Person will not be liable for a misrepresentation or breach of warranty by reason of the fact, state of facts, or circumstances in respect of which the representation or warranty is given being untrue if such Person proves:

that such Person conducted a reasonable investigation so as to provide reasonable grounds for a belief that there had been no misrepresentation or breach of warranty; and

that fact, state of facts, or circumstances could not reasonably be expected to have been determined as a result of that reasonable investigation, irrespective of the actual investigation conducted by such Person.

except as otherwise provided, any dollar amount referred to in this Agreement is in U.S. funds; and

any other term defined within the text of this Agreement has the meanings so ascribed.

The following are the Schedules to this Agreement:

Schedule  Description
A         Patents
          B         Heads of Agreement

2.0  UNDERTAKING OF ASSIGNEE:

Subject to the terms and conditions hereof and the requisite shareholder approvals, Assignee undertakes the following in order for the assignment of the Technology, Patents, and Heads of Agreement from Assignor as provided in Article 4.1, and to maintain its interest in and to the Technology, Patents, and Heads of Agreement:

Assignee will raise a total of $6,000,000. (Six Million) dollars for the purposes of development of the Technology to be funded as follows:

(i)  $1,000,000 within 90 days of the Closing Date of this Agreement;

          (ii) $1,000,000 within 180 days of the Closing Date of this Agreement;

          (iii) $4,000,000 within 360 days of the Closing Date of this Agreement or as required for operating capital;

Assignee will allocate funds as defined in Article 2.1(a) to develop, prove up and market the Technology to generate license and running royalty fees based on pre-approved budgets by the Board of Directors of Assignee and Assignor; and

Assignee will pursue the commercialization of the Technology, such commercialization to be as defined by the Board of Directors of Assignor, acting reasonably in conjunction with an independent consultant in the industry acceptable to the Assignee and the Assignor; and

Assignee will remain in good standing as a Cyprus Corporation; and

Assignee will not sublicense or attempt to circumvent the technology without the written approval of Assignor, such approvals not to be unreasonably withheld; and

Assignee will not transfer the rights to the Technology to resolve litigation, nor can any judgement against Assignee result in such transfer, save that the transfer of the rights would be to the Assignor; and

Assignee must maintain all Patents and licenses current in all jurisdictions at the expense of Assignee; and

Assignee agrees to promptly pay to Assignor 25% of the gross proceeds of any license fees, royalties, or any such other revenues less any costs or expenses of development associated with such license fee, royalty, or other revenues, derived from the use of the Technology or any such other consideration as may be paid to Assignee by any party whatsoever for any matter related to the use of the Technology, the Patents, or the Heads of Agreement; and

the improvements in the Technology and any Patents filed in relation to the improvements will be subject to the payment of 25% of the gross proceeds of any and all revenues, less any costs or expenses of development associated with such license fee, royalty or other revenues, derived from the use of the Technology or any such other consideration, as may be paid to Assignee by any part whatsoever for any matter related to the use of the Technology or any further Patents filed in relation to the Technology or the Heads of Agreement; and

Assignee agrees to process, in a timely and professional manner, at the sole expense of Assignee, any new patent applications for new technology offered to Assignee by Assignor pursuant to Article 3.1 (d); and

Assignee agrees to employ the following individuals as employees or as third party contractors on an oil industry reimbursable cost basis for a minimum of three years or until such time as the development of the technology as related to the Patents and the Heads of Agreement is discontinued, whichever comes first, these individual being deemed essential to the development of the technology:

Jack Bruce
Tom Cooley
Albin Czernichowski

3.0  UNDERTAKINGS OF ASSIGNOR:

3.1  Assignor shall undertake:

to deliver to Assignee all documents duly executed required to effect the assignment of the Technology, Patents and the Heads of Agreement in trust, to the offices of legal counsel for Assignor in conjunction with an irrevocable letter of direction to effect the assignment of the patents and heads of Agreement immediately upon written notice from Assignor that Assignee has fulfilled its obligations under this Agreement, such notice not to be unreasonably withheld; and

not to enter into negotiations with any other parties in relation to the Patents or Heads of Agreement until such time as Assignee has agreed to termination of this Agreement pursuant to Article 5 of this Agreement; and

that the improvements in the Technology and any patents filed in relation to the improvements will become the property of Assignee; and

that new patents or technology not associated with the Technology, Patents and Heads of Agreement which may be developed by Assignor will be offered to the Assignee on terms to be negotiated for each new patent standing alone.

4.0  ASSIGNMENT: CLOSING

4.1 In consideration of the mutual covenants and agreements contained herein, including but not limited to the undertakings set forth in Articles 2 and 3 hereof, Assignor hereby irrevocably assigns and transfers to Assignee all rights, title and interests that it owns and/or holds in the Technology, Patents, and Heads of Agreement, except as may be limited or conditioned herein and further grants Assignee all of the rights, duties and obligations of Assignor as set forth in the Heads of Agreement.

4.2 Closing shall take place upon the execution of this Agreement and the approval of the shareholders of Assignee and Assignor.

5.0  TERM AND TERMINATION

This agreement shall be in effect for a term beginning on the date hereof and shall continue until terminated in accordance with the provisions of this Agreement.

This agreement shall be terminated only upon default of Assignee of any of the terms of Section 2.1 of this Agreement and then only after Assignee shall fail to cure the default as noticed and provided for in Section 6.1 of this Agreement; and

In the event that this Agreement is terminated then all rights and interests in and to the Technology, Patents, and the Heads of Agreement will revert to Assignor and Assignee will have no further right or interest therein.

6.0  EVENTS OF DEFAULT AND REMEDIES

In the event that Assignee shall fail to observe and perform any of the obligations imposed on it by Article 2.1 of this Agreement (a "Default") the Assignor may give notice of such Default in writing to the Assignee specifying the nature of such default. In the event that a Default, as specified in the said notice, shall continue after a period of ninety (90) days from the receipt or deemed receipt of such said notice by the Assignee, the Assignor may issue a Notice of Termination.

Without restricting the generality of Section 6.1, the term "Default" in this Agreement will include the occurrence of any of the following events:

the failure of Assignee to make, punctually and fully, the payments required to fund or finance the development of the Technology;
the failure of Assignee to allocate the required funds to develop, prove up and market the Technology to generate license and running royalty fees;
the failure of Assignee to pursue the commercialization of the Technology;
the failure of Assignee to remain in good standing as a Cyprus Corporation;
the attempt by Assignee to sublicense or to circumvent the Technology without the written approval of Assignor;
the transfer by Assignee of the rights to the Technology to resolve litigation, save for the transfer of the rights to Assignor;
the Assignee filing for bankruptcy;
the failure of Assignee to maintain all Patents and Licenses current in all jurisdictions at the expense of Assignee;
the failure of Assignee to pay promptly to Assignor 25% of the gross proceeds derived from any license fee, royalties, or any such other revenues derived from the use of the Technology or any such other consideration as may be paid to Assignee by any party whatsoever for any matter related to the use of the Technology, the Patents, or the Heads of Agreement more particularly as define in Section 2.1 (h) (i) of this Agreement; and the failure of Assignee to abide by any of the terms as represented under section 2.1 of this Agreement.

7.0      TRANSACTION EXPENSES

7.1 Except as provided in Section 3.3, each party to this Agreement shall bear all costs and expenses incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Unless otherwise expressly provided herein, all costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement shall be borne by the party whose responsibility it is to satisfy the condition or fulfil the covenant in question.

8.0      APPROVALS

The obligations of the parties to complete this Agreement shall be subject to, in addition to conditions set forth in Section 12.1, the following:

the passing of the resolutions by the shareholders of the parties to this Agreement authorizing and directing each respective party to consummate the transactions contemplated herein.

9.0     ASSIGNOR WARRANTIES AND REPRESENTATIONS

9.1 Assignor warrants and represents to Assignee, with the intent that Assignee will rely thereon in entering into this Agreement and in fulfilling the terms of this Agreement as contemplated herein that:

Assignor is a company duly incorporated, validly existing and presently in good standing under the laws of Cyprus and has the power, authority and capacity to enter into this Agreement and to carry out its terms;

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorised by all necessary corporate action on the part of Assignor and this Agreement constitutes a legal, valid and binding obligation of Assignor in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

to the knowledge of Assignor, Assignor has filed all reports and documents required to be filed with the Registrar of Companies for Cyprus, and is not in default of any requirements of the Company Act of Cyprus;

Assignor holds the rights to the Technology, Patents and Heads of Agreement and has the full power and authority to enter into this Agreement and to assign all rights, title and interests it has in the Technology, Patents and Heads of Agreement, as contemplated by this Agreement to Assignee, free and clear of all liens and encumbrances, save for those defined in the Heads of Agreement appended hereto as Schedule B;

Assignor acknowledges and agrees that if the Technology, the Patent or any claim thereof, or the Heads of Agreement shall be found invalid by a court of competent jurisdiction from which decision no appeal may be taken, Assignee's obligation to pay Assignor the percentage of gross license fees, royalties or any other revenues described in Article 2.1(i) hereof shall cease as of the date of such decision.

Assignor acknowledges and agrees that if either party learns of a claim of infringement of or by the Technology or any part thereof, that party shall give immediate notice of such claim to the other party. Assignor shall then use all reasonable efforts to terminate such infringement. In the event Assignor fails to abate the infringing activity within ninety (90) days after such written notice or to bring legal action against the third party, Assignee may bring suit for patent infringement, naming Assignor as nominal party plaintiff.

there are no existing agreements or contemplated agreements, written or oral, of any nature or kind whatsoever to which Assignor is a party, except those disclosed as set out in Schedule A and Schedule B attached hereto, and true copies of all such agreements set out in Schedule A and Schedule
B   have been delivered to Assignee;

Assignor has all corporate power and authority to carry on its business as presently carried on;

Assignor is not in breach of any statute, regulation or by-law applicable to the Company or its operations.

10.0    ASSIGNEE WARRANTIES AND REPRESENTATIONS

Assignee warrants and represents to Assignor, with the intent that Assignor
will   rely thereon in entering into this Agreement and in concluding the agreements as contemplated herein that:

Assignee has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth;

Assignee is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Cyprus;

Assignee has the power, authority and capacity to carry on the Business as presently conducted by it;

all material transactions of Assignee have been promptly and properly recorded or filed in or with its respective books and records, and the minute book of Assignee contains all records required to be kept pursuant to applicable legislation pertaining to corporations in Assignee's jurisdiction of incorporation;

there is no basis for and there are no actions, suits, judgements, investigations or proceedings outstanding or pending or to the knowledge of Assignee threatened against or affecting Assignee at law or in equity or before or by any court or federal, provincial, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency and neither is Assignee a party to or threatened with any litigation;

11.0      COVENANTS OF THE PARTIES:

11.1 The parties agree that they:

will diligently take all reasonable steps to obtain prior to the Closing Date, all consents and approvals required to complete the transactions contemplated herein in accordance with the terms and conditions hereof including any consents, waivers, and approvals as required;

attend to all corporate matters to carry out and implement this Agreement as soon as possible.

The representation and warranties of the parties hereto will survive the Closing Date and the Closing, and shall continue in full force and effect.

Not withstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases Assignor or Assignee of such representation, warranty, covenant or agreement), the same will remain in full force and effect.

The representations, warranties, covenants and agreement of the parties contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Closing Date as though made at the Closing Date and will survive the Closing Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases the Company of such representation, warranty, covenant or agreement), or any investigation by the parties, the same will remain in full force and effect.


12.0   CONDITIONS PRECEDENT

The obligations of the parties to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated:

the representations and warranties of the parties contained herein are true and correct in all respects at and as of the Closing Date except as may be in writing disclosed to and approved by the parties; and

all covenants, agreements and obligations hereunder on the part of the parties to be performed or complied with at or prior to the Closing, including the parties obligation to deliver the documents and instruments herein provided for, have been performed and complied with at and as of the Closing Date.

13.0   TRANSACTIONS OF ASSIGNOR AT THE CLOSING DATE

  At the closing, Assignor will execute and deliver or cause to be executed and delivered, in trust to Assignee's legal counsel all documents, instruments, and resolutions as are necessary to effectively transfer and assign a 100% interest in and to the Technology, Patents and the Heads of Agreement to Assignee; including certified copies of resolutions of directors of Assignor authorizing the transfer of a 100% interest in and to the patents and the heads of agreement to Assignee;

14.0    TRANSACTIONS OF ASSIGNEE AT THE CLOSING DATE

Assignee will deliver or cause to be delivered the following at the Closing
Date:

Certified copies of resolutions of directors of Assignee approving the execution of this agreement and the terms thereto;

15.0 POST CLOSING AGREEMENTS

15.1 Assignor will indemnify and hold harmless Assignee from and against:

any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of Assignor under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Assignee hereunder; and

any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

     Assignee will indemnify and hold harmless Assignor from and against:

any and all losses, damages or deficiencies resulting from any misrepresentation , breach of warranty or non-fulfilment of any covenant on the part of the Company under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Assignor hereunder; and

any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.

16.0   TIME OF THE ESSENCE

Time is of the essence of this Agreement

17.0   FURTHER ASSURANCES

The parties will execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

18.0   SUCCESSORS AND ASSIGNS

This Agreement will enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

This Agreement may not be assigned by any party hereto with the prior written consent the parties to this Agreement.

19.0    COUNTERPARTS

19.1 This Agreement may be executed in several counterparts, each of
which will be      deemed to be an original and all of which will together
constitute one and the same instrument.

20.0   NOTICE

All notices, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to their rights or interest herein, assigned or reserved, shall be deemed to have been properly given or delivered, when delivered personally or sent by registered mail or sent by electronic communication with all postage or other charges fully prepaid, and addressed to the parties respectively as follows:

To Assignor:

Laxarco Holding Limited
Office 302, Sofouli 2, P.O. Box 2545
Nicosia, Cyprus



To Assignee:

Carbon Resources Limited
c/o  Thomas Cooley
5215 Spanish Oak
Houston, Texas 77066

or such other address as any Party may specify by notice in writing to the other.

Any notice delivered on a business day, or sent by electronic communication on a business day, will be deemed conclusively to have been effectively given on the date notice was delivered or transmitted.

Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the tenth business day after posting; but if at the time of posting or between the time of posting and the tenth business day thereafter if there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

21.0  AGENTS

Assignor warrants to Assignee that no agent or other intermediary has been engaged by Assignor in connection with the share exchange herein contemplated; and Assignee warrants to Assignor that no agent or other intermediary has been engaged by Assignee in connection with the Agreement herein contemplated.

22.0 PROPER LAW

22.1 This Agreement will be governed by and construed in accordance with the laws of the State of Colorado and the parties will attorn to jurisdiction of the Courts thereof.


IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.


SIGNED, SEALED and DELIVERED
by LAXARCO HOLDING LIMITED
in the presence of:

/S/ ANDREAS PIFANIS


LAXARCO HOLDING
LIMITED


/S/ PANYAIOTA PIFANI

SIGNED, SEALED and DELIVERED
by CARBON RESOURCES LIMITED
in the presence of:

/S/ ROBERT COOLEY


CARBON RESOURCES
LIMITED

/S/ THOMAS COOLEY